Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Provides Strong 3rd Quarter Guidance

LONDON, ONTARIO--(MARKET WIRE)—October 4, 2007 -- Stellar Pharmaceuticals Inc., (TSXV:SLX.V) (OTC BB:SLXCF.OB) ("Stellar" or the “Company”), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today provided guidance on expected 3rd quarter results.

The Company expects product sales revenues for the third quarter to be up over 15% compared to the same quarter in 2006, while royalty and licensing revenue for the period are expected to increase by over 40%, compared to the same period in 2006. Total revenue for the quarter is anticipated to be up in excess of 35%, as is the gross profit for the period compared to the 3rd quarter of 2006. This increase in revenues will result in positive cash flow and profitability for the quarter.

Peter Riehl, Stellar’s President stated, “I am extremely pleased with the improvements we are seeing in our business this year. Stellar’s share price is currently at a low for the year but we believe that it does not reflect the growth that we are achieving.  The positive cash flow and profitability, combined with the fact that the Company has no debt and over $3 million in cash & cash equivalents on our balance sheet, certainly demonstrates that the Company is in a stronger position than indicated by its current share price. We believe we have a sound business plan that will guide our continued success.”

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst® and the Uracyst® Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Contact:

     Stellar Pharmaceuticals Inc.

Seventh Circle Consulting, LLC

     Peter Riehl

Christine Petraglia

     President & CEO

(646) 354-8886

     800) 639-0643 or (519) 434-1540

or

     Arnold Tenney

     (416) 587-3200